Exhibit 19

CREDITRISKMONITOR.COM, INC.
POLICY ON THE PREVENTION OF INSIDER TRADING

In the normal course of business, employees of CreditRiskMonitor.com, Inc. ("CRM") may come into possession of significant, sensitive information about CRM or companies which CRM does or may do business with. In the eyes of the law, this information is considered the property of CRM; you have been entrusted with it. In particular, you may not seek to profit from it by buying or selling securities yourself, or "tipping" the information to others to enable them to profit. The purpose of this policy statement is both to inform you of your legal responsibilities in this area, and to make clear to you that the misuse of sensitive information is contrary to company policy and will be dealt with severely.

INSIDER TRADING IS A FEDERAL CRIME, PENALIZED BY FINES OF UP TO $1,000,000 AND 10 YEARS IN JAIL FOR INDIVIDUALS. In addition, the United States Securities and Exchange Commission ("SEC") and/or NASDAQ may seek the imposition of a civil penalty of up to three times the profits made (or losses avoided) from the trading. Insider traders must also disgorge any profits made, and are often subjected to an injunction against future violations. Finally, under some circumstances insider traders may be subject to civil liability in private lawsuits.

CRM itself is also at risk under Federal Law, SEC and NASDAQ regulations.

Thus, it is important to both you and CRM that insider trading violations not occur. The SEC and the stock market regulators have very sophisticated market surveillance techniques that monitor stock sales and that identify the source of trades (even small trades) when trading occurs during sensitive periods. Thus, there is every likelihood that Federal/regulatory authorities will detect and prosecute even small-level trading that is based on insider information. The risk is simply not worth taking.

The Insider Trading Rules

As an employee, you may not seek to benefit personally by buying or selling stock while in possession of material, non-public information.

This prohibition applies to trading in CRM's securities, whether common stock or options on stock. And it also applies to trading in the securities of other companies if you learn something in the course of your employment or relationship with CRM that might affect their value. For instance, if you know CRM is about to enter in a contract with XYZ Corp. that would be a "major" contract for XYZ Corp., it would be an insider trading violation to buy/sell XYZ securities. Similarly, if you learned some "significant" non-public information about XYZ while on a sales/service call, buying or selling XYZ stock would be illegal. The insider trading rules apply both to securities purchases (to make a profit based on good news) and securities sales (to avoid a loss based on bad news).

For information to be "material", it must be a fact that a typical investor would likely consider significant. Chances are, if you learn something that leads you to want to buy or sell stock, that information will be considered material. It is important to keep in mind that material information need not be certain information: information that something is likely to happen, or even just that it may happen, can be considered material.

"Non-public" information is any information that is not reasonably accessible to the investing public.

Besides your obligation to refrain from trading while in possession of material non-public information, you are also prohibited from "tipping" others. Unlawful tipping includes passing on information to friends or family members under circumstances that suggest that you were trying to help them make a profit or avoid a loss. When tipping occurs, both you -- the "tipper" -- and the "tippee" may be held liable, and this liability may extend to all those to whom the tippee turns around and gives the information. Besides being considered a form of insider trading, of course, tipping is also a serious breach of corporate confidentiality. For this reason, you should be careful to avoid discussing sensitive information in any place (for instance, at lunch, on public transportation, in elevators) where such information may be heard by others.

Policy

Because insider trading liability operates as a significant threat to you and CRM, it is contrary to CRM's policy to engage in any activity that would be considered unlawful trading or tipping under the securities law, whether in CRM's securities or the securities of another company.

Persons violating this policy will be subject to immediate dismissal. It is also CRM's policy that any investing that you do in CRM's securities or the securities of any company that has a significant relationship with us be on a "buy and hold" basis. Active trading, or short-term speculation, is improper.

For further information about the foregoing policy you may contact CRM's Securities Compliance Officer in writing; however, neither CRM, the Securities Compliance Officer nor any board member or executive officer is in a position to provide you with legal advice.

I have read and understood the foregoing policy.

EMPLOYEE'S NAME:

EMPLOYEE'S SIGNATURE:

DATE: